Exhibit 99.3

NEWS RELEASE

For Release:	Immediately
Contact:	Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES

ACQUISITION OF SPANO GROUP

CALHOUN, Ga., January 28, 2013 — Mohawk Industries, Inc. (NYSE: MHK) announced today that it has entered into an agreement to purchase Spano Invest NV (“Spano”), a Belgian panel board manufacturer, for €125 million ($168 million) in cash. Spano’s 2012 revenues are estimated at approximately €180 million ($231 million). The business is expected to be slightly accretive in the first full year. This transaction is expected to close in the second half of 2013 and is subject to customary governmental approvals and closing conditions.

Spano manufactures and distributes chip and melamine board, which are used to produce furniture and building products primarily in the Belgian market. Spano became a leader in the chipboard industry in 1977 when it introduced the first continuous press operations, significantly increasing its production capacity. Today, Spano operates facilities in Belgium and has an electricity plant joint venture that converts waste wood into green energy.

In commenting on the acquisition, Jeffrey S. Lorberbaum, Mohawk’s Chairman and CEO, stated, “The combination of Unilin and Spano will create significant synergies to bring greater value to our customers and broaden our product offering. Spano expands not only our customer base with a focus on different channels of distribution, but also our knowledge and technical expertise, which we can leverage. Together, there are many opportunities to optimize manufacturing assets, raw materials, and production efficiencies. We look forward to bringing Spano’s talented team into the Unilin family.”

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

# # #

ABOUT MOHAWK

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk provides a complete selection for all markets of carpet, ceramic tile, laminate, wood, stone, vinyl and rugs. These products are marketed under the premier brands in the industry including Mohawk, Karastan, Lees, Bigelow, Durkan, Mohawk Home, Daltile, American Olean, Unilin and Quick-Step. Mohawk’s international presence includes operations in Australia, Brazil, China, Europe, Malaysia, Mexico and Russia.

2